Exhibit 10.24

March 27, 2017

Boston Therapeutics, Inc.

354 Merrimack Street, #4

Lawrence, MA 01843

Re:	Executive Employment Agreement dated August 12, 2016 between Boston Therapeutics, Inc. and Carl W. Rausch (the “Agreement”)

Gentlemen:

Section 1(B) of the Agreement shall be amended and restated as follows:

(B) Except for business travel by the Executive that may from time to time be necessary or advisable on behalf of the Company, the Executive will provide his services in a virtual manner and all parties understand that Executive will be located in Hong Kong and Executive will travel to and from the various territories covered by the Company.

We kindly request that you execute below agreeing to the above amendment and restatement.

/s/ Carl W. Rausch

Carl W. Rausch

ACKNOWLEDGED AND AGREED:

Boston Therapeutics, Inc.

By:/s/ Colin Neill

Name: Colin Neill

Title: Authorized Person